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                                                                 Exhibit 10.99.5

                           CONTRACT BUY-OUT AGREEMENT


     This Contract Buy-Out and License Modification Agreement ("Agreement"), dated as of December 21, 1998, is made and entered into by and between Youth Services International, Inc., a Maryland corporation ("YSI") and Golden Eagle Education & Training, Inc. (formerly, "International Youth Institute, Inc."), a Maryland corporation ("Golden Eagle").

                             Explanatory Statement
                             ---------------------

     A. YSI and Golden Eagle are parties to (i) an Amended and Restated Training Services Agreement, dated as of January 1, 1997 ("TSA"), (ii) a License Agreement, dated as of March 6, 1997 ("License Agreement"), and (iii) an Agreement for the Transfer and Assignment of Intellectual Property, dated as of March 6, 1997 ("Assignment").

     B. YSI and Golden Eagle desire to effectuate a mutual termination of the TSA on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the Explanatory Statement, which is incorporated into and made a part hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree-as follows:

     1.  Termination of TSA.  In consideration of the payment by YSI to Golden
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Eagle provided for in Section 2 hereof, YSI and Golden Eagle hereby terminate and rescind the TSA in every respect. From and after the Payment Date (hereinafter defined), the provisions of the TSA shall be of no further force or effect whatsoever.

     2.  Buy-Out Amount.  As full payment to Golden Eagle for a release and
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discharge of YSI's obligations under the TSA, YSI agrees to pay to Golden Eagle, by bank treasurer's check or wire transfer, the sum of One Million One Hundred Fifty Thousand Dollars ($1,150,000) on December 31, 1998 (the "Payment Date").

     3.  Payments under TSA.  YSI agrees to pay, on or before the Purchase Date,
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any and all sums due and owing by it to Golden Eagle under the TSA through the
Payment Date.

     4.  Golden Eagle Training and Education Employees.  YSI shall have the
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right, but not the obligation, to employ employees of Golden Eagle who have heretofore performed services for YSI under the TSA. No employee of Golden Eagle shall have any obligation to accept any employment that may be offered to him or her by YSI.

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     5.  Expenses.  All costs and expenses incurred in connection with this
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Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

     6.  Public Announcements.  No public announcement of the existence or terms
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of this Agreement shall be made by either party without the consent of the other, and the text of any such announcement shall be reviewed and approved by the other party before it is made, which consent and approval shall not be unreasonably withheld.

     7.  Compliance by Golden Eagle.
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     A.  Golden Eagle hereby agrees that it will not (a)(i) assist, advise or consult with, (ii) team with, or (iii) lend its name to or otherwise be a part of a bid proposal (as subcontractor, consultant, reference or otherwise) of, any person or party in connection with any proposal for any contract relating to current operations of YSI or the renewal of any YSI contract, or (b)otherwise violate or breach the noncompete provisions of the Assignment and hereby represents and warrants that it has not done any of the foregoing.

     B. Golden Eagle agrees that any material violation of the provisions of this Section 7 would enable YSI to reclaim the amount paid by YSI to Golden Eagle under Section 2 hereof, in addition to any other legal or equitable relief to which YSI may be entitled, provided, however, that the amount that YSI may reclaim under the provisions of this paragraph shall be reduced by the sum of two hundred thousand dollars ($200,000) on each anniversary of the date of this agreement until such amount shall be reduced to zero, it being understood that such reduction does not limit the amount of damages or other relief to which YSI may be entitled.

     8.  Further Assurances.  The parties will use their respective best efforts
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to implement the provisions of this Agreement and will, without further consideration, promptly execute and deliver such additional documents or instruments reasonably necessary to carry out the intentions of the parties expressed herein.

     9.  Training Materials.  The parties agree that all training materials
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currently in the possession of YSI or the Golden Eagle trainers providing training for YSI will remain in the possession of YSI after the Payment Date pursuant to the License Agreement.

     10.  License Agreement and Assignment.  The parties agree that the terms of
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the License Agreement and the Assignment shall remain in full force and effect.

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     11.  Indemnification.  Golden Eagle shall indemnify and hold harmless YSI
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from and against any and all claims, damages, losses, and costs (including reasonable attorneys and experts fees) incurred by YSI arising out of or in connection with any act or omission by Golden Eagle in the performance of its obligations under the TSA prior to the date of this Agreement. YSI shall indemnify and hold harmless Golden Eagle from and against any and all claims, damages, losses, and costs (including reasonable attorneys and experts fees) incurred by Golden Eagle arising out of or in connection with any act or omission by YSI in the provision of training services from and after the date of this Agreement that heretofore were performed by Golden Eagle pursuant to the TSA.

     12.  Notices.  All notices or other communications required to be given to
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the parties hereto shall be in writing and shall be delivered personally, transmitted by facsimile, mailed-by registered or certified mail (return receipt requested, postage prepaid) as follows:

     If to YSI, to:

       Youth Services International, Inc.
       2 Park Center Court
       Owings Mills, Maryland 21117
       Attention:  Timothy P. Cole, Chairman and CEO
       FAX:  (410) 356-8634

     If to Golden Eagle, to:

       Golden Eagle Education & Training, Inc.
       148 E. Main Street
       Westminster, Maryland 21157
       Attention:  Dr. David Dolch, Chairman and CEO
       FAX:  (410) 840-4407

     13.  Governing Law.  The provisions of this Agreement shall be governed by,
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and construed in accordance with the laws of the State of Maryland.

     14.  Miscellaneous.  This Agreement constitutes the entire agreement
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between the parties with respect to the subject matter hereof. This Agreement shall not be assigned by either party without the written consent of the other party. This Agreement is binding upon and shall insure to the benefit of the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

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                              Youth Services International, Inc.



                              By:  /s/ Mark S. Demilio
                                 --------------------
                                 Mark S. Demilio, Senior Vice
                                 President and General Counsel



                              Golden Eagle Education & Training, Inc.



                              By:  /s/ Dr. David B. Dolch
                                   ----------------------
                                   Dr. David Dolch, Chairman and
                                   Chief Executive Officer

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